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                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549

                                     FORM 15

             CERTIFICATION AND NOTICE OF TERMINATION OF REGISTRATION
          UNDER SECTION 12(g) OF THE SECURITIES EXCHANGE ACT OF 1934 OR
            SUSPENSION OF DUTY TO FILE REPORTS UNDER SECTIONS 13 AND
                  15(d) OF THE SECURITIES EXCHANGE ACT OF 1934.



MLH Income Realty Partnership VI               Commission File Number    0-15532
--------------------------------------------------------------------------------
             (Exact name of registrant as specified in its charter)

World Financial Center, South Tower
225 Liberty Street,
New York, New York 10080-6112                          Telephone: (800) 288-3694
--------------------------------------------------------------------------------
  (Address, including zip code, and telephone number, including area code, of registrant's principal executive offices)

Limited Partnership Interests
--------------------------------------------------------------------------------
            (Title of each class of securities covered by this Form)

None
--------------------------------------------------------------------------------
  (Titles of all other classes of securities for which a duty to file reports under section 13(a) or 15(d) remains)


     Please place an X in the box(es) to designate the appropriate rule provision(s) relied upon to terminate or suspend the duty to file reports:

 Rule 12g-4(a)(1)(i)   [X]                             Rule 12h-3(b)(1)(i)  [ ]
 Rule 12g-4(a)(1)(ii)  [ ]                             Rule 12h-3(b)(1)(ii) [ ]
 Rule 12g-4(a)(2)(i)   [ ]                             Rule 12h-3(b)(2)(i)  [ ]
 Rule 12g-4(a)(2)(ii)  [ ]                             Rule 12h-3(b)(2)(ii) [ ]
                                                       Rule 15d-6           [ ]

    Approximate number of holders of record as of the certification or notice date: - 0 -
          ---------------------


     Pursuant to the requirements of the Securities Exchange Act of 1934 Equitable Capital Partners, L.P. has caused this certification/notice to be signed on its behalf by the undersigned duly authorized person.



Date: December 21, 1999                     By: MLH Property Managers Inc.
                                                Managing General Partner

                                            By: /s/Sharon McKenzie
                                                -------------------------------
                                                   Sharon McKenzie
                                                   Vice President
                                                   and Chief Financial Officer


Instruction: This form is required by Rules 12g-4, 12h-3 and 15d-6 of the General Rules and Regulations under the Securities Exchange Act of 1934. The registrant shall file with the commission three copies of Form 15, one of which shall be manually signed. It may be signed by an officer of the registrant, by counsel or by any other duly authorized person. The name and title of the person signing the form shall be typed or printed under the signature.